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      Prudential-Bache/Watson & Taylor, Ltd. - 4

THIS CONTRACT, made as of March 25, 1998, by and between Prudential-Bache/Watson & Taylor, Ltd. - 4, a
Texas limited partnership ("Seller"), and Dimex
Beltline, LLC, a Texas limited liability company
("Buyer").

WITNESSETH:

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller's right, title and interest in the 0.7662 Acre Tract of Land (33,376 square feet.)
located on the north side of Belt Line Road, approximately 180 feet east of Surveyor Boulevard, Addison, Dallas County, Texas and any improvements presently existing and located thereon ("Property"), all upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, following such sale, Seller intends to liquidate and distribute its net assets (including the proceeds of such sale) to its partners.

NOW, THEREFORE, in consideration of the foregoing, the sum of $1.00 by each party in hand paid to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby mutually agree as follows:

1. Agreement to Purchase and Sell. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, free and clear of all liens, claims, encumbrances and other charges, except the Permitted Exceptions (as hereinafter defined), all of Seller's right, title and interest in and to the Property.

2.  Purchase Price.     The purchase price ("Purchase Price")
for the Property, which Buyer agrees to pay, is the sum of $392,168 payable in full in cash or other immediately available funds.

3.  Evidence of Title.

(a) Seller shall convey to Buyer at Closing (as hereinafter defined) good, valid, insurable fee simple title to the Property, subject to any and all covenants, conditions, rights of way, restrictions, easements and other matters affecting title, which do not materially impair the use or the value of the Property (collectively, "Permitted Exceptions").

(b) Buyer shall obtain within twenty (20) days after the date hereof, commitment for an ALTA policy of owners title insurance or the equivalent thereof in the Texas jurisdiction ("Title Commitment") issued by a reputable title insurance company agreed upon by Seller and Buyer ("Title Insurer") showing fee simple title to the Property as vested in Seller and to be vested in Buyer, subject to the Permitted Exceptions.
Within ten days after the delivery of the Title
Commitment, Buyer shall deliver to Seller written notice setting forth its

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objections to any matters
encumbering the Property other than the Permitted
Exceptions ("Defects"). Seller shall then have the option to cure any or all of the Defects prior to Closing or terminate this Contract. Notwithstanding anything herein to the contrary, Seller shall have the right to adjourn the Closing Date for such reasonable period, not to exceed thirty days, as shall be necessary to cure any such Defect.

4.  Condition of the Property.     Subject only to Seller's
covenants, representations and warranties in this Contract, Buyer shall purchase the Property in its "AS
IS" condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, including title defects), based solely on Buyer's own inspection, analysis and evaluation of the Property and not in reliance on any records or other information obtained from Seller or on Seller's behalf.
Buyer acknowledges that it is not relying on any statement or representation (other than any representations, warranties, covenants and indemnifications contained in this Contract) that has been made or that in the future may be made by Seller or any of Seller's employees, agents, attorneys or representatives concerning the condition of the Property (whether relating to physical conditions, operating performance, title, or legal matters).
Without limiting the foregoing, any information disclosed in writing to Buyer in connection with any investigations, inspections, tests or analyses performed prior to Closing, shall be deemed acceptable to Buyer, and not violative of any warranty or representation of Seller, if Buyer proceeds to Closing hereunder.

5. Due Diligence Contingency. Buyer shall have a period of thirty (30) days after the date hereof ("Due
Diligence Period") to perform environmental evaluations and zoning, building and feasibility studies. This contingency shall be deemed satisfied unless Buyer notifies Seller of an unsatisfactory condition on or before thirty (30) days from the date hereof. In the event that Buyer notifies Seller of an unsatisfactory condition within such time period, this Contract shall terminate and neither party hereto shall have any further liability to the other hereunder. In no event shall Seller have any obligation to take any action with respect to any such unsatisfactory condition or to grant any reduction in the purchase price in connection therewith. Buyer's sole option is to terminate this Contract prior to the expiration of the Due Diligence
Period or to proceed with the purchase of the Property in accordance herewith.

6.  Closing.     Upon the terms and subject to the conditions
of this Contract, the transfer of title and possession of the Property ("Closing") shall be held as a closing by mail at the offices of Buyer unless otherwise agreed in writing, at 10:00 a.m., Dallas time, on the date which is two (2) business days after all of the conditions to Closing as set forth in Sections 7, 8 and 9 hereof have been satisfied. The date on which the Closing occurs is herein called the "Closing Date".

7.  Conditions to Seller's and Buyer's Obligation to
Close.     The obligations of Seller and Buyer to close
under this Contract are subject to the fulfillment, prior to or at Closing, of the following condition:

There shall not be in effect any statute, regulation, order, decree or judgment of any governmental entity having jurisdiction which renders illegal or enjoins or prevents in any material respect the sale of the Property to Buyer.

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8.     Conditions to Seller's Obligation to Close.     The
obligations of Seller to close under this Contract are subject to the fulfillment, prior to or at Closing, of each of the following:

     (a) The representations and warranties of Buyer shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date except as otherwise expressly provided herein.

     (b) On and as of the Closing Date, Buyer shall have performed and complied with, in all material respects, all agreements and covenants required by this Contract to be performed or complied with prior to or on the Closing Date.

9.     Conditions to Buyer's Obligation to Close.     The
obligations of Buyer to close under this Contract are subject to the fulfillment, prior to or at Closing, of each of the following:

(a) The representations and warranties of Seller shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date except as otherwise expressly provided herein.

(b) On and as of the Closing Date, Seller shall have performed and complied with, in all material respects, all agreements and covenants required by this Contract to be performed or complied with prior to or on the Closing Date.

10.     Deliveries.

(a) Seller's Deliveries. Upon the terms and subject to the conditions of this Contract, on the Closing Date, Seller shall:

(i) convey the Property to Buyer by delivery of a quit claim deed or deed without covenants if a quit claim deed cannot be utilized in a jurisdiction where the Property is located; and

(ii) provide such evidence of its authority to sell and convey the Property as the Title Insurer may reasonably require.

(b)  Buyer's Deliveries.     Upon the terms and subject to
the conditions of this Contract, on the Closing Date, Buyer shall deliver the following:

(i) certificates and resolutions demonstrating the authority of the persons executing documents at Closing; and

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(ii)  Purchase Price by wire transfer of immediately
available funds to Seller's account, pursuant to Seller's instructions.

11.  Proration Items. The following shall be
apportioned on a per diem basis as of midnight of the day preceding the Closing Date ("Adjustment Date") and adjusted between the parties on the basis of a thirty day month:

Real estate and other taxes, assessments and charges, and other municipal and state charges, license and permit fees, water and sewer rents and charges, if any, on the basis of the fiscal period for which assessed or charged.

Seller will not assign to Buyer any of the hazard insurance policies affecting the Property then in force. There will therefore be no proration of insurance costs at Closing. Except as may be otherwise provided therein, all other expenses which are attributable to the period prior to the Closing Date shall be the obligation of Seller and those which are attributable to the period from and after the Closing
Date shall be the obligation of Buyer.

For purposes of the foregoing apportionments and adjustments, the following procedures shall govern:

(a) If the Closing Date shall occur before the real estate tax rate is fixed, the apportionment of such taxes shall be made upon the basis of the tax rate for the immediately preceding year, applied to the latest assessed valuation.

(b)  All taxes, water and sewer charges and
assessments for public improvements which are liens upon the Property as of the Closing Date, will be allowed to Buyer as a credit against the Purchase
Price, subject to apportionment as herein provided, and the existence of any such lien shall not constitute an objection to title.

12. Survey, Transfer Taxes and Other Costs. Seller shall reimburse Buyer on the Closing Date one-half the cost of any survey and the premium for any title insurance, up to a maximum aggregate cost of $2,500.
All other costs of closing shall be the responsibility of Buyer, except that, other than as expressly provided herein, each of the parties shall pay for any and all costs which it may incur in connection with the transactions contemplated herein, including each party's legal fees in connection with the Contract and the Closing.

13. Representations and Warranties of Seller. As an inducement for Buyer to purchase the Property from Seller, Seller represents and warrants to Buyer the following:

(a) Title to Real Estate. Seller has good, valid and insurable title to the Property together with any improvements situated thereon subject to the Permitted Exceptions.

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(b)  Organization and Authority.

(i)  Seller is duly organized.

(ii) Seller has the requisite power and authority to execute, deliver and perform this Contract. The execution, delivery and performance of this Contract and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Seller. This Contract is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(iii) Neither the execution and delivery of this Contract nor the consummation of the transactions contemplated hereby in the manner herein provided nor the fulfillment of or compliance with the terms and conditions hereof shall:

A. contravene any material provision of the Seller's Partnership Agreement; or

B. violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any property or assets of Seller to any indenture, mortgage, contract, commitment, or agreement other than this Contract to which Seller is a party or by which Seller is bound, which in the aggregate would have a material adverse effect on the Property.

14. Representations and Warranties of Buyer. As an inducement for Seller to sell the Property to Buyer, Buyer represents to Seller the following:

(a)  Organization and Authority.

(i) Buyer is a Texas limited liability company duly organized and validly existing under the laws of the State of Texas and has full power and authority to carry on its business as it is now being conducted.

(ii) Buyer has the requisite power and authority to execute, deliver and perform this Contract. The execution, delivery and performance of this Contract and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer. This
Contract is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(iii) Neither the execution and delivery of this Contract nor the consummation of the transactions contemplated hereby in the manner herein provided nor the fulfillment of or compliance with the terms and conditions hereof shall:

A. contravene any material provision of the Articles of Organization or Operating Agreement of Buyer; or

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B.  violate, be in conflict with, constitute a
default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any property or assets of Buyer to any indenture, mortgage, contract, commitment, or agreement to which Buyer is a party or by which Buyer is bound which, in the aggregate, would have a material adverse effect on Buyer's ability to perform all of its obligations hereunder.

(b) Adequate Funds. Buyer has adequate funds or available credit resources to pay the Purchase Price at the Closing as provided hereunder.

15. Default and Damages.

(a) Buyer's Remedies. If Buyer shall elect to proceed with the performance of this Contract notwithstanding the failure to be satisfied of any conditions to Closing, Buyer shall be deemed to have waived the requirement that those conditions be satisfied.
Notwithstanding anything contained herein, in no event shall Seller's general partners or limited partners, affiliates, representatives, attorneys, agents or employees have any personal liability under this Contract whatsoever.

(b) Seller's Remedies. If Buyer shall be unable or unwilling to consummate the Closing hereunder in violation of the terms hereof, Seller shall have the right to

(i) terminate this Contract, whereupon this Contract shall become null and void and neither Buyer nor Seller shall have any rights hereunder; or

(ii) pursue such rights and remedies as Seller may have at law or in equity.

16. Brokers. Seller and Buyer hereby agree to defend and hold the other harmless from any claim by a broker or finder for a fee or expense which is based in any way on an agreement or understanding made or alleged to have been made by such broker or finder with them relating to the transaction contemplated by this Contract.

The provisions of this Section 16 shall survive the Closing.

17. Indemnification of Seller. Buyer agrees to indemnify and hold harmless Seller and its general partners and limited partners, their affiliates, their and their affiliates' representatives, attorneys, accountants, agents and employees and their and their affiliates' heirs, successors and assigns, from and against any claims or demands for any expense, obligation, loss, cost, damage or injury arising out of
(a) the Buyer's inspection of the Property prior to or on the Closing Date and (b) the Buyer's operation and maintenance of the Property from and after the Closing
Date.

The provisions of this Section 17 shall survive the Closing.

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18. Survival of Representations, Warranties and
Indemnifications. Except as otherwise expressly set forth herein, none of the representations, warranties and indemnifications contained in this Contract shall survive the Closing.

19. Reasonable Efforts. Each party hereto will use all reasonable efforts to perform all acts required to consummate the transactions contemplated hereby as promptly as practicable.

20. Termination. Notwithstanding anything contained herein, this Contract may be terminated in accordance with Section 3(b) or Section 5 hereof or as follows:

(a)  By Seller in accordance with Section 15(b) hereof.

(b) By Seller or Buyer, if a court of competent jurisdiction issues a binding and final order permanently preventing the sale of the Property to Buyer, or delaying the Closing beyond ninety (90) days after the date hereof.

(c) By Seller or Buyer, if the Closing does not occur on or before ninety (90) days from the execution hereof, provided that the party seeking to terminate is not in material breach of this Contract.

In the event this Contract is terminated pursuant to any of the foregoing provisions, this Contract shall thereupon become null and void and neither Seller nor Buyer nor any of their representatives shall have any further rights or obligations hereunder.

21. Notices.     Any notice which may be required or may be
desired to be given pursuant to this Contract shall be in writing and shall be deemed delivered and effective upon actual receipt at the following addresses or such other addresses as the parties may notify each other by similar notice:

If to Seller, to:

Prudential-Bache/Watson & Taylor, Ltd. - 4
c/o Prudential-Bache Properties, Inc.
One Seaport Plaza
199 Water Street - 28th Floor
New York, New York 10292-0128
Attn: Brian J. Martin

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With a copy to:

Skadden, Arps, Slate, Meagher & Flom
919 Third Avenue
New York, New York 10022
Attn: Jay Sobel, Esq.

If to Buyer, to:

Feltman, Karesh, Major & Farbman
152 West 57th Street
New York, NY 10019
Attn:     Arthur B. Malman, Esq.


22. General.

(a) Interpretation of Words. A masculine pronoun wherever used herein shall be construed to include the feminine or neuter where appropriate. The singular form wherever used herein shall be construed to include the plural where appropriate.

(b)  Assignment; Successors and Assigns; Third Party
Beneficiaries.

(ii) Neither of the parties hereto may assign its respective rights under this Contract without the consent of the other party. The foregoing notwithstanding, Buyer shall be permitted, upon five days notice to Seller, to assign its rights under this Contract to a wholly-owned subsidiary of Buyer. Such assignment, however, shall not relieve
Buyer of, and Buyer shall remain liable for, all of its obligations contained in this Contract.

(ii) Except as otherwise provided hereby, the provisions of this Contract shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives and successors in interest.

(iii) This Contract is not intended, nor shall it be construed, to confer upon any party except the parties hereto and their heirs, successors and permitted assigns any rights or remedies under or by reason of this Contract.

(c) Time of the Essence. Time shall be of the essence with respect to the performance of all of the obligations hereunder.

(d) Entire Contract. This Contract represents the entire understanding between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings or communications of any kind, whether written or oral. Buyer and Seller represent that no other agreements or arrangements exist between the Buyer and the Seller or any of its general partners or their affiliates with respect to the Property. This Contract may only be modified by a written agreement signed by both parties hereto.

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(e)  Captions. The headings of the paragraphs herein are
for convenience only; they form no part of this Contract and shall not affect its interpretation.

(f) Governing Law. The provisions of this Contract shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed wholly therein.

(g) Counterparts. This Contract may be executed in several counterparts, each of which shall be deemed an original. Such counterparts constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

(h) Further Assurances. Each of the parties hereto shall, at the request of the other party, execute, acknowledge and deliver any further instruments, and take such further actions, as the requesting party may reasonably request, to carry out effectively the intent of this Contract.

(i) Recording. Buyer agrees not to record this Contract.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.

Seller:                                   Buyer:

Prudential-Bache/Watson &
   Taylor , Ltd. - 4                      Dimex Beltline, LLC

By:  Prudential-Bache Properties, Inc.    By: /s/ Arthur B. Malman
_________________________________            ______________________
     Its Managing General Partner            Arthur B. Malman
                                             Manager
By:  /s/ Brian J. Martin
     _________________________________
      Brian J. Martin
      President

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